EXHIBIT 5.1

March 27, 2015

Loxo Oncology, Inc.

One Landmark Square

Suite 1122

Stamford, CT 06901

Gentlemen/Ladies:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Loxo Oncology, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about March 27, 2015 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 665,361 shares of the Company’s Common Stock, $0.0001 par value per share (the “Stock”), subject to issuance by the Company upon the exercise of (a) stock options to be granted under the Company’s 2014 Equity Incentive Plan, and (b) purchase rights to be granted under the Company’s 2014 Employee Stock Purchase Plan.  The plans referred to in clauses (a) and (b) in the preceding sentence are collectively referred to in this letter as the “Plans.”  In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

(1)                                 the Company’s Restated Certificate of Incorporation, certified by the Delaware Secretary of State on August 7, 2014 (the “Restated Certificate”);

(2)                                 the Company’s Bylaws, certified by the Company’s Secretary on August 6, 2014 (the “Bylaws”);

(3)                                 the Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference;

(4)                                 the Plans and related forms of Plan agreements;

(5)                                 the prospectuses prepared in connection with the Registration Statement (the “Prospectuses”);

(6)                                 the minutes of meetings and actions by written consent of the Company’s Board of Directors (the “Board”) and stockholders at which, or pursuant to which, the Restated Certificate and the Bylaws were approved;

(7)                                 the minutes of meetings and actions by written consent of the Board and stockholders at which, or pursuant to which, the Board and stockholders of the Company adopted and approved the Plans, the reservation of the Stock for sale and issuance pursuant to the Plans and the filing of the Registration Statement;

(8)                                 a statement prepared by the Company as to the number of issued and outstanding options, warrants and rights to purchase shares of the Company’s capital stock and any additional shares of capital stock reserved for future issuance in connection with the Company’s stock option and stock purchase plans and all other plans, agreements or rights as of March 26, 2015;

(9)                                 a Certificate of Good Standing issued by the Secretary of State of the State of Delaware dated March 26, 2014 (the “Certificate of Good Standing”); and

(10)                          an Opinion Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations (the “Opinion Certificate”).

In our examination of documents for purposes of this opinion, we have relied on the accuracy of representations to us by officers of the Company with respect to the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document referenced in clauses (4), (6) and (7) above to us.

The Company’s capital stock is uncertificated.  We assume that issued Stock will not be reissued by the Company in uncertificated form until any previously issued stock certificate representing such issued Stock have been surrendered to the Company in accordance with DGCL Section 158 and that the Company will properly register the transfer of the Stock to the purchasers of such Stock on the Company’s record of uncertificated securities.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Opinion Certificate.  We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, of the State of California and of the Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions relating thereto.

With respect to our opinion expressed in paragraph (1) below as to the valid existence and good standing of the Company under the laws of the State of Delaware, we have relied solely upon the Certificate of Good Standing and representations made to us by the Company.

This opinion is based upon the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients regarding, opinions of the kind set forth in this opinion letter, including customary practice as described in bar association reports.

Based upon the foregoing, it is our opinion that:

(1)                                 The Company is a corporation validly existing, in good standing, under the laws of the State of Delaware; and

(2)                                 The 665,361 shares of Stock that may be issued and sold by the Company upon the exercise of (a) stock options granted or to be granted under the Company’s 2014 Equity Incentive Plan, and (b) purchase rights to be granted under the Company’s 2014 Employee Stock Purchase Plan, when issued, sold and delivered in accordance with the applicable Plan and purchase agreements entered into and to be entered into thereunder and in the manner and for the consideration stated in the Registration Statement and the relevant Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.

This opinion is intended solely for use in connection with issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose.  This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination.  We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

FENWICK & WEST LLP

By:/s/ Fenwick & West LLP